Exhibit 99(a)

For Release: April 4, 2008	MEDIA CONTACT: Lindsey Williams — 248-813-2528
INVESTOR CONTACT: Al VanDenBergh — 248-813-2495
DELPHI COMMENTS ON PLAN OF REORGANIZATION CLOSING EFFORTS
     TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today announced that although it has met the conditions required to substantially consummate its First Amended Joint Plan of Reorganization, including obtaining $6.1 billion of exit financing, Delphi’s Plan Investors refused to participate in a closing that was commenced but not completed earlier today and refused to fund their investment agreement with the Company. Instead, the Plan Investors delivered a written notice purporting to terminate the Equity Purchase and Commitment Agreement and alleged breaches of the EPCA that the Plan Investors assert would entitle them to payment of additional compensation under the EPCA from Delphi.
     “Our formal closing process commenced today, and all of the other required parties for a successful closing and emergence from Chapter 11— including representatives of our new exit lenders, General Motors Corporation and our Joint Statutory Committees — were present and prepared to move forward this morning,” said John Sheehan, Delphi vice president and chief restructuring officer. “We are extremely disappointed that our Plan Investors have taken the position that they are not obligated to fund their plan investment commitments to Delphi and instead have chosen to walk away from the company and its stakeholders. We are prepared to pursue actions that are in the best interests of Delphi and its stakeholders. These actions will be overseen by a committee of our Board of Directors, and will not impact the successful operation of the company. We are very appreciative of the strong financial support from our exit financing lenders and GM, and we look forward to continuing to work with them and our other stakeholders as we move forward with our goal of emerging from Chapter 11 as soon as practicable.”
     The $6.1 billion in exit facilities that were made available to the company in connection with today’s closing were successfully arranged by J.P. Morgan Securities, Inc. and Citigroup Global Markets, Inc., in accordance with prior orders entered by the United States Bankruptcy Court for the Southern District of New York. The Plan Investors that did not fund the investment of up to $2.55 billion in preferred and common equity under the Equity Purchase and Commitment Agreement agreed to in 2007 include affiliates of lead investor Appaloosa Management L.P.; Harbinger Capital Partners Master Fund I, Ltd.; Merrill Lynch, Pierce, Fenner & Smith Inc.; UBS Securities LLC; Goldman Sachs & Co.; and Pardus Capital Management, L.P.

     “We have accomplished the commitments in our restructuring plan,” said Delphi CEO and President Rodney O’Neal. “We are proud of the fact that we have never disrupted our customers’ operations during this reorganization. We also have kept the pipeline full of exciting technologies and products to meet the challenges facing our customers — to make vehicles safer, greener and more connected to consumers’ lives than ever before.“
     Delphi’s transformation initiatives include:
•	competitive collective bargaining agreements with its U.S. unions;

•	comprehensive settlement and commercial agreements with General Motors;

•	a streamlined product portfolio focusing on core businesses, with the divestiture, wind-down or sale of business lines not among those core businesses;

•	a customer- and product-focused organizational structure that streamlines cost and achieves competitive salaried workforce levels; and

•	funding of the company’s pension plans following emergence from Chapter 11.
     “While our Plan Investors’ actions are very disappointing, it is important that we clearly distinguish their actions from the company’s achievement of its transformation objectives,” O’Neal said. “Our unwavering commitment to our customers, suppliers, employees and other stakeholders will remain at the forefront as we move forward with our Chapter 11 cases, and we are committed to emergence as soon as practicable.”
Forward Looking Statements
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to consummate its Amended Plan which was confirmed by the Court on January 25, 2008; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the risk factors in Part I. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities.